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                                                                    Exhibit 23.1

                       CONSENTS OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated May 8, 2001 relating to the financial statements and financial statement schedule of Bruker AXS Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.


PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
November 9, 2001


We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 27, 2001 relating to the financial statements of Nonius Group, which appear in such Registration Statement. We also consent to the reference to us under the headings "Experts" in such Registration Statement.


PricewaterhouseCoopers N.V.

Rotterdam, The Netherlands
November 9, 2001